Exhibit 10.1

Dyax Corp. 300 Technology Square Cambridge, MA 02139

CONFIDENTIAL DOCUMENT

April 26, 2007

Gustav Christensen
3 Idylwilde Road
Lexington, MA 02421

Dear Gustav,

On behalf of Dyax Corp., this letter will confirm our offer of employment to you for the position of Executive Vice President and Chief Business Officer.  The terms of our offer are as follows:

Supervision:

You will be reporting directly the Company’s Chief Executive Officer.

Responsibilities:

As Executive Vice President and Chief Business Officer, you will be responsible for (i) supervising and managing the strategic operation of the Business Development department, and (ii) such other duties as the Company’s Chief Executive Officer shall designate.  All such duties will be performed and discharged, faithfully, diligently and to the best of your ability and in compliance with all applicable laws and regulations.  In performing these duties, you agree to devote substantially all of your working time and efforts to the business and affairs of Dyax and its affiliates.

Salary and Bonus:

As an exempt employee you will receive an annual salary of $325,000 to be paid in accordance with the Company’s standard payroll practice.  Currently, our payroll is paid on a bi-weekly basis.

You will also be eligible to receive an annual bonus of up to forty percent (40%) of your base salary following the completion of each calendar year during the term of your employment.  Bonus eligibility and amounts will be subject to (i) the attainment of specific individual and corporate objectives that will be determined by you and the Company’s Chief Executive Officer, and (ii) approval by of the Compensation Committee of the Board of Directors.  In addition, you must be an employee at the time of the scheduled bonus payment to receive the bonus.  For the calendar year ending December 31, 2007, you will be eligible to receive a “pro-rated” bonus of up to forty percent (40%) of your base salary for your service during the remainder of this year.

Stock Options:

Effective as of the first day of your employment, Dyax will grant you an Incentive Stock Option to purchase  80,000 shares of Dyax common stock at a purchase price equal to the closing price of Dyax’ common stock on the grant date, which will be your first day of employment.  The option will be subject to the provisions of the Company’s 1995 Equity Incentive Plan (the “Plan”) and the Stock Option Award Agreement to be entered into by you and the Company following the grant, which in relevant part will require that such option (i) vest in equal monthly installments over four years; (ii) expire 10 years from the grant date; and (iii) may be exercised (as to the vested portion) for ninety (90) days following the termination of your employment.

Additionally, notwithstanding anything to the contrary contained in the Consulting Agreement between Dyax and you, dated February 26, 2007 (the “Consulting Agreement”), the Non-Qualified Stock Option granted to you thereunder to purchase 40,000 shares of Dyax common stock will (i) continue to vest for as long as you continue to provide services to the Company as an employee or a consultant; (ii) expire 10 years from the date of the Consulting Agreement; and (iii) remain exercisable (as to the vested portion) for three (3) years following the termination of your service as either an employee or a consultant of the Company.

Benefits:

You will eligible to participate in the Company’s employee benefits in the same manner provided generally to the Company’s senior executives, including health and dental insurance, 401(k) savings plan, disability insurance and life insurance.  A package describing these benefits is enclosed.

Vacation:

Over the first year of your employment, you will accrue twenty (20) days of vacation.  Thereafter, you will continue to accrue one additional day for each year of employment, up to a maximum of thirty (30) days of vacation per year.  All vacation is to be taken in accordance with the Company’s vacation policy.  In addition, should you become ill, you will be allowed up to five (5) paid sick days, provided that any unused sick days will not to be carried over from year to year and will not to be cashed out upon termination.

Termination and Severance:

All employees at Dyax are employed at will.  “Employment at will” refers to the traditional relationship between employer and employee, allowing either party to unilaterally terminate the employment relationship.  While we ask that all senior executives provide at least ninety (90) days prior notice, you will be free to resign at any time.  Similarly, the Company reserves the right to terminating your employment at any time, with or without cause and with or without prior notice.

However, in the event you are terminated by the Company without “cause,” Dyax agrees to continue paying you your monthly base salary for six (6) months as severance.  All bonuses that have been earned for a completed calendar year and all accrued vacation time will be paid upon termination.  Medical and dental benefits will continue during the period when you are receiving severance.  Other than your rights under COBRA, all other benefits and vesting of your stock options will terminate as of your date of termination.

If your employment is terminated for “cause” by the Company or is terminated by you for any reason, your compensation, benefits, and stock option vesting will cease as of the termination date.  For purposes of this offer, “cause” will mean:

(i)                                     the willful and continued failure by you to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), as determined by the Board of Directors; or

(ii)                                  any act of material misconduct or the commission of any act of dishonesty or moral turpitude in connection with your employment, as determined by the Board of Directors; or

(iii)                               the conviction of a felony or a crime involving moral turpitude.

Change of Control Agreement:

Additionally, the Company has agreed to provide you with additional benefits in the event your employment within the Company is terminated after a “change in control” on the same terms as has previously been offered to other senior executives of the Company.  A copy of the letter containing such terms (the “Change of Control Agreement”) is enclosed for your review.

Confidentiality Agreement:

You will be required to sign the Company’s Standard Employee Confidentiality Agreement on or before your first day of work.  A copy is enclosed for your review.  The Confidentiality Agreement obligates you not to disclose confidential information you may learn during your employment with the Company, to assign to the Company rights in inventions or other intellectual property developed in the course of your employment and not to solicit employees or business away from, or engage in competition against, the Company for a period of one year following any termination of your employment.

Additional Documents:

You will be also be required to a Certificate of Acknowledgment under which you acknowledge that you have read and agree to comply with the Company’s Corporate Communications, Disclosure and Insider Trading / Reporting Policy, the Company’s Code of Ethics and the Audit Committee Procedures for Handling Complaints. A copy of each of these documents is also enclosed.

If this offer letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to Dyax the enclosed copy of this letter, along with the Change of Control Agreement and Confidentiality Agreement referenced above.  Such documents will then constitute the complete agreement with respect to your employment by the Company, and will supercede all prior oral or written agreements relating to such matters, including, without limitation, the Consulting Agreement.

Sincerely,

/s/ Henry E. Blair
Henry E. Blair
Chairman and Chief Executive Officer

I acknowledge receipt and agree with the foregoing terms and conditions.

/s/ Gustav Christensen
Gustav Christensen